Exhibit 10.37



Majority Partner:               D.V.S. H.K., Limited ("DVS")

Legal Address:          Unit 22-23A, Level 18, Landmark, 39 Lung
                                Sum Avenue, Sheung Shui, New Territories,
                                Hong Kong

Legal Representative:           Dr. Edmund Sun

New Minority Partner:   Panyu Kembo Electrical Manufacturing Co; Ltd.

Legal Representative:           Yu Ling Koo


        WHEREAS, DVS and Panyu Tian Le Electrical Manufacturing Co. ("Tian Le") entered into a Joint Venture Contract in August 1997, pursuant to which the Panyu D.V.S. Electrical Appliances Manufacturing Co; Ltd. Was formed (the "Joint Venture"); and

        WHEREAS, the Joint Venture was initially owned 51% by DVS and 49% interest by Tian Le, and in December 1997, DVS purchased from Tian Le its entire 49% interest in the Joint Venture, with the agreement that Tian Le would hold a 10% interest in the Joint Venture for the benefit of DVS's new Joint Venture Partner until DVS had identified a new Joint Venture Partner; and


        WHEREAS, Panyu Kembo Electrical Manufacturing Co; Ltd. Is a company formed in Panyu, Guangdong Province, that is owned by Dr. An Yueh Zehan and Yu Ling Koo; and

        WHEREAS, DVS and Panyu Kembo have agreed that Panyu Kembo will acquire the 10% interest in the Joint Venture currently held by Tian Le, subject to the terms and conditions set forth below:

        NOW,  THEREFORE,  the parties hereto agree as follows:

1. DVS and Panyu Kembo agree that Panyu Kembo shall acquire the 10% interest in the Joint Venture previously held by Tian Le for full consideration of 100 RMB.

2. Panyu Kembo's 10% interest in the Joint Venture shall be subject to repurchase by DVS at any time, at DVS's sole discretion, for an agreement amount equal to 100 RMB.

3. Panyu Kembo agrees that the date of this agreement until such time as DVS has recovered all of its contributed capital from the Joint Venture (in addition to any profits from operation). DVS shall receive all profits from the operation of and capital distribution from the Joint Venture including (a) profits that would otherwise be payable to Panyu Kembo as a return on his 10% interest in the Joint Venture and (b) any return of Panyu Kembo's capital contributed to the Joint Venture (which shall be the capital contributed by Tian Le).

4. Panyu Kembo shall assist DVS in obtaining any required governmental approvals necessary to complete the substitution of Panyu Kembo for Tian Le as DVS's new Joint Venture Partner.

5. DVS shall be entitled to designate all of the directors, the General Manager and all other personnel for the Joint Venture and to otherwise direct the management of the Joint Venture.

6. Dr. An and Yu Ling Koo are the sole owner of Panyu Kembo, which is serving as a Joint Venture partner, and shall not transfer any of their ownership interest in Panyu Kembo without the prior written consent of DVS. Dr. An shall be appointed the General Counsel for the Joint Venture during the period that he and Yu Ling Koo are the Joint Venture Partner. Dr. An shall not receive any special compensation for his service as General Counsel, but he shall be entitled to be compensated for his legal services provided to the Joint Venture at his usual and customary rate or as otherwise agreed to by Dr. An and the Joint Venture.

7. DVS agrees to pay the costs of completing the substitution of Panyu Kembo for Tian Le.

8. DVS agrees to hold Panyu Kembo harmless and free of any obligations, contingent liabilities, or other costs resulting from any obligations or liabilities which have accrued, or may accrue from the Joint Venture and its operations in connection with Panyu Kembo's acquisition of the 10% interest in the Joint Venture formerly held by Tian Le, including without limitation, for the payment of taxes, legal fees or other costs resulting from such acquisition. Panyu Kembo agrees to act in good faith and in a timely manner to make all filings and obtain all consents required to be filed or obtained by the Joint Venture or Panyu Kembo in connection with Panyu Kembo's acquisition of the 10% interest in the Joint Venture.

9. Following the substitution of Dr. An's company Panyu Kembo for Tian Le as a 10% holder in the Joint Venture, the Joint Venture shall maintain its current form of organization as a limited liability company and equity joint venture in accordance with the Law of the People's Republic of China on Sino Foreign Equity Joint Ventures and other relevant laws and regulations of China and the province of Guangdong.

10. All issues not expressly covered by this agreement shall be resolved by good faith negotiations between the parties. If negotiations are unsuccessful, any dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration according to its provisional rules of arbitration procedure. The arbitration award shall be final and binding on both parties. The costs of such arbitration's (including reasonable legal fees) shall be borne the DVS party. During the arbitration proceeding, this agreement shall continue to be performed except for the portion which is subject to the dispute under arbitration.

11. All disputes arising in connection with this agreement shall apply the rule of laws of China.

12. This agreement has been memorialized in both Chinese and English, and each such version, when duly executed, shall be a valid and binding legal document. There are two (2) original copies of each version, and each party shall keep a copy of both the Chinese and the English version.

13. This agreement is binding upon signing by the legal representatives of both parties.



MAJORITY JOINT VENTURE PARTNER: MINORITY JOINT VENTURE PARTNER:

D.V.S. H.K. Limited                        Panyu Kembo Electrical
                                           Manufacturing Co; Ltd.



By:    /s/ Dr.Edmund Sun                   By:    /s/ Yu Ling Koo
Name:  Dr.Edmund Sun                       Name:  Yu Ling Koo
Title: Chairman                            Title: General Manager

Dated: January 31, 1998                    Dated: January 31, 1998